Exhibit 99.1

PerkinElmer Announces Financial Results for the Second Quarter of 2022

Signs agreement with the intention to divest Applied, Food, and Enterprise Services businesses

  Second quarter revenue of $1.23 billion; 0% reported growth, 8% non-COVID organic growth
  Second quarter GAAP EPS from continuing operations of $1.42; adjusted EPS of $2.32
  Initiates third quarter and raises full year guidance
  Earnings call moved to today at 8:00 a.m. Eastern Time. Webcast information below

WALTHAM, Mass.--(BUSINESS WIRE)--August 1, 2022--PerkinElmer, Inc. (NYSE: PKI), a global leader committed to innovating for a healthier world, today reported financial results for the second quarter ended July 3, 2022.

The Company reported GAAP earnings per share from continuing operations of $1.42, as compared to GAAP earnings per share from continuing operations of $2.19 in the same period a year ago. GAAP revenue for the quarter was $1.23 billion, as compared to $1.23 billion in the same period a year ago. GAAP operating income from continuing operations for the quarter was $251 million, as compared to $332 million for the same period a year ago. GAAP operating profit margin was 20.4% as a percentage of revenue, as compared to 27.1% in the same period a year ago.

Adjusted earnings per share from continuing operations for the quarter was $2.32, as compared to $2.83 in the same period a year ago. Adjusted revenue for the quarter was $1.23 billion, as compared to $1.23 billion in the same period a year ago. Adjusted operating income from continuing operations for the quarter was $402 million, as compared to $411 million for the same period a year ago. Adjusted operating profit margin was 32.7% as a percentage of adjusted revenue, as compared to 33.5% in the same period a year ago.

Adjustments for the Company's non-GAAP financial measures have been noted in the attached reconciliations.

“Our strong performance in the quarter is a testament to our operational and commercial execution as well as our portfolio evolution over the last three years,” said Prahlad Singh, president and chief executive officer of PerkinElmer. “With today’s divestiture announcement, we position the company to transform into a pureplay, high growth, high margin life sciences and diagnostics company with even more focus to capitalize on attractive end markets. This transformation will in turn lead to significant financial strength, allowing us to continue to scale and accelerate our innovation investments, which help our customers bridge the chasm from research to clinic, and clinic to cure.”

Financial Overview by Reporting Segment for the Second Quarter

Discovery & Analytical Solutions

  Second quarter 2022 revenue was $661 million, as compared to $513 million in the same period a year ago. Reported revenue increased 29% and organic revenue increased 13% as compared to the same period a year ago.
  Second quarter 2022 operating income from continuing operations was $70 million, as compared to $64 million for the same period a year ago.
  Second quarter 2022 adjusted operating income was $178 million, as compared to $101 million for the same period a year ago.

Diagnostics

  Second quarter 2022 revenue was $569 million, as compared to $716 million for the same period a year ago. Reported revenue decreased 20% and organic revenue decreased 19% as compared to the same period a year ago.
  Second quarter 2022 operating income from continuing operations was $201 million, as compared to $286 million for the same period a year ago.
  Second quarter 2022 adjusted operating income was $245 million, as compared to $328 million for the same period a year ago.

Initiates Third Quarter and Raises Full Year 2022 Guidance

For the third quarter of 2022, the Company forecasts revenue of approximately $1.02-1.03 billion and adjusted earnings per share to be in a range $1.40-1.45.

For the full year 2022, the Company now forecasts revenue of $4.60-4.64 billion and adjusted earnings per share of $7.80-7.90.

Guidance for the third quarter and full year is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort due to the unpredictability of the amounts and timing of events affecting the items the Company excludes from these non-GAAP measures. The timing and amounts of such events and items could be material to the Company’s results prepared in accordance with GAAP.

Announces Agreement with the Intention to Divest Applied, Food, and Enterprise Services Businesses

The Company is also announcing today that it has entered into an agreement with the intention to divest its Applied, Food, and Enterprise Services businesses to New Mountain Capital for a total consideration of $2.45 billion. The transaction is expected to close in the first quarter of 2023, subject to regulatory approvals and other customary closing conditions. Management will provide additional detail regarding this transaction in a separate release and on today’s webcast. A presentation highlighting this transaction will be available on the Investors section of the Company’s website, www.perkinelmer.com.

Webcast Information

The Company will discuss its second quarter 2022 results, its outlook for business trends, and its intended divestiture of its Analytical, Food, and Enterprise Services businesses during a webcast on August 1, 2022, at 8:00 a.m. Eastern Time. A live audio webcast and presentation will be available on the Investors section of the Company’s website, www.perkinelmer.com.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities, acquisitions and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," “estimates”, "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) the effect of the COVID-19 pandemic on our sales and operations; (3) fluctuations in the global economic and political environments; (4) our failure to introduce new products in a timely manner; (5) our ability to execute acquisitions and divestitures, such as the divestiture of the Applied, Food and Enterprise Services businesses, license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (6) our ability to compete effectively; (7) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (8) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (9) disruptions in the supply of raw materials and supplies; (10) our ability to retain key personnel; (11) significant disruption in our information technology systems, or cybercrime; (12) our ability to realize the full value of our intangible assets; (13) our failure to adequately protect our intellectual property; (14) the loss of any of our licenses or licensed rights; (15) the manufacture and sale of products exposing us to product liability claims; (16) our failure to maintain compliance with applicable government regulations; (17) regulatory changes; (18) our failure to comply with healthcare industry regulations; (19) economic, political and other risks associated with foreign operations; (20) the United Kingdom’s withdrawal from the European Union; (21) our ability to obtain future financing; (22) restrictions in our credit agreements; (23) discontinuation or replacement of LIBOR; (24) significant fluctuations in our stock price; (25) reduction or elimination of dividends on our common stock; and (26) other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer is a leading, global provider of end-to-end solutions that help scientists, researchers and clinicians better diagnose disease, discover new and more personalized drugs, monitor the safety and quality of our food, and drive environmental and applied analysis excellence. With an 85-year legacy of advancing science and a mission of innovating for a healthier world, our dedicated team of more than 16,000 collaborates closely with commercial, government, academic and healthcare customers to deliver reagents, assays, instruments, automation, informatics and strategic services that accelerate workflows, deliver actionable insights and support improved decision making. We are also deeply committed to good corporate citizenship through our dynamic ESG and sustainability programs. The Company reported revenues of approximately $5 billion in 2021, serves customers in 190 countries, and is a component of the S&P 500 index. Additional information is available at www.perkinelmer.com. Follow PerkinElmer on LinkedIn, Twitter, Facebook, Instagram, and YouTube.

PerkinElmer, Inc. and Subsidiaries
CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

Revenue	$1,229,569	$1,228,471	$2,489,011	$2,536,160

Cost of revenue	563,406	543,277	1,143,617	1,065,820
Selling, general and administrative expenses	330,025	281,819	664,418	533,229
Research and development expenses	73,352	65,824	149,961	126,040
Restructuring and other, net	11,928	5,063	25,312	10,807

Operating income from continuing operations	250,858	332,488	505,703	800,264

Interest income	(762)	(367)	(1,357)	(778)
Interest expense	27,128	16,750	55,516	30,876
Change in fair value of financial securities	(2,910)	(8,633)	9,215	(27,931)
Other (income) expense, net	2,930	(1,319)	257	(8,442)

Income from continuing operations, before income taxes	224,472	326,057	442,072	806,539

Provision for income taxes	45,220	80,089	85,817	181,228

Income from continuing operations	179,252	245,968	356,255	625,311

Loss on disposition of discontinued operations, before income taxes	-	-	-	-
Provision for income taxes on discontinued operations and dispositions	40	38	81	76

Loss from discontinued operations and dispositions	(40)	(38)	(81)	(76)

Net income	$179,212	$245,930	$356,174	$625,235

Diluted earnings per share:

Income from continuing operations	$1.42	$2.19	$2.81	$5.56

Loss from discontinued operations and dispositions	(0.00)	(0.00)	(0.00)	(0.00)

Net income	$1.42	$2.19	$2.81	$5.56

Weighted average diluted shares of common stock outstanding	126,509	112,417	126,581	112,456

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information (1):
(per share, continuing operations)

GAAP EPS from continuing operations	$1.42	$2.19	$2.81	$5.56
Amortization of intangible assets	0.80	0.53	1.61	1.01
Debt extinguishment costs	0.00	-	0.00	-
Purchase accounting adjustments	0.14	0.03	0.28	0.07
Acquisition and divestiture-related costs	0.17	0.09	0.34	0.13
Change in fair value of financial securities	(0.02)	(0.08)	0.07	(0.25)
Significant litigation matters and settlements	(0.01)	-	(0.01)	-
Restructuring and other, net	0.09	0.05	0.20	0.10
Tax on above items	(0.27)	(0.11)	(0.58)	(0.21)
Significant tax items	-	0.13	-	0.13
Adjusted EPS	$2.32	$2.83	$4.73	$6.55

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
REVENUE AND OPERATING INCOME (LOSS)

		Three Months Ended		Six Months Ended
(In thousands, except percentages)		July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

DAS	Reported revenue	$660,541	$512,829	$1,262,907	$967,438
	Purchase accounting adjustments	-	822	-	1,849
	Adjusted revenue	660,541	513,651	1,262,907	969,287

	Reported operating income from continued operations	70,112	64,155	84,627	107,102
	OP%	10.6%	12.5%	6.7%	11.1%
	Amortization of intangible assets	67,537	23,072	135,265	43,492
	Purchase accounting adjustments	17,264	1,473	34,546	3,649
	Acquisition and divestiture-related costs	15,023	8,597	28,288	14,505
	Significant litigation matters and settlements	(1,686)	-	(1,261)	-
	Restructuring and other, net	9,444	3,615	22,825	7,744
	Adjusted operating income	177,694	100,912	304,290	176,492
	Adjusted OP%	26.9%	19.6%	24.1%	18.2%

Diagnostics	Reported revenue	569,028	715,642	1,226,104	1,568,722
	Purchase accounting adjustments	203	199	406	398
	Adjusted revenue	569,231	715,841	1,226,510	1,569,120

	Reported operating income from continued operations	201,232	286,280	459,244	727,747
	OP%	35.4%	40.0%	37.5%	46.4%
	Amortization of intangible assets	33,354	36,489	68,276	70,226
	Purchase accounting adjustments	705	2,107	1,427	4,378
	Acquisition and divestiture-related costs	6,880	2,051	14,119	5,810
	Restructuring and other, net	2,484	1,448	2,487	3,063
	Adjusted operating income	244,655	328,375	545,553	811,224
	Adjusted OP%	43.0%	45.9%	44.5%	51.7%

Corporate	Reported operating loss	(20,486)	(17,947)	(38,168)	(34,585)

Continuing Operations	Reported revenue	$1,229,569	$1,228,471	$2,489,011	$2,536,160
	Purchase accounting adjustments	203	1,021	406	2,247
	Adjusted revenue	1,229,772	1,229,492	2,489,417	2,538,407

	Reported operating income from continued operations	250,858	332,488	505,703	800,264
	OP%	20.4%	27.1%	20.3%	31.6%
	Amortization of intangible assets	100,891	59,561	203,541	113,718
	Purchase accounting adjustments	17,969	3,580	35,973	8,027
	Acquisition and divestiture-related costs	21,903	10,648	42,407	20,315
	Significant litigation matters and settlements	(1,686)	-	(1,261)	-
	Restructuring and other, net	11,928	5,063	25,312	10,807
	Adjusted operating income	$401,863	$411,340	$811,675	$953,131
	Adjusted OP%	32.7%	33.5%	32.6%	37.5%

REPORTED REVENUE AND REPORTED OPERATING INCOME (LOSS) PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	July 3, 2022	January 2, 2022

Current assets:
Cash and cash equivalents	$360,860	$618,319
Accounts receivable, net	932,131	1,023,792
Inventories, net	624,297	624,714
Other current assets	190,484	173,955
Total current assets	2,107,772	2,440,780

Property, plant and equipment, net	533,645	545,605
Operating lease right-of-use assets	209,332	207,775
Intangible assets, net	3,771,221	4,063,104
Goodwill	7,243,492	7,416,584
Other assets, net	324,245	326,706
Total assets	$14,189,707	$15,000,554

Current liabilities:
Current portion of long-term debt	$4,180	$4,240
Accounts payable	333,711	355,458
Accrued expenses and other current liabilities	705,922	854,046
Total current liabilities	1,043,813	1,213,744

Long-term debt	4,484,314	4,979,737
Long-term liabilities	1,311,435	1,480,469
Operating lease liabilities	182,990	185,359
Total liabilities	7,022,552	7,859,309

Total stockholders' equity	7,167,155	7,141,245
Total liabilities and stockholders' equity	$14,189,707	$15,000,554

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
	(In thousands)		(In thousands)

Operating activities:
Net income	$179,212	$245,930	$356,174	$625,235
Loss from discontinued operations and dispositions, net of income taxes	40	38	81	76
Income from continuing operations	179,252	245,968	356,255	625,311
Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	16,029	7,204	31,292	12,361
Restructuring and other, net	11,928	5,063	25,312	10,807
Depreciation and amortization	119,406	75,636	239,457	145,822
Change in fair value of contingent consideration	670	237	1,363	477
Amortization of deferred debt financing costs and accretion of discounts	2,071	828	3,852	1,724
Change in fair value of financial securities	(2,910)	(8,633)	9,215	(27,931)
Debt extinguishment costs	369	-	488	-
Amortization of acquired inventory revaluation	16,856	2,322	33,724	5,303
Changes in assets and liabilities which provided (used) cash, excluding effects from companies acquired:
Accounts receivable, net	(21,579)	(9,920)	47,485	155,270
Inventories	(23,329)	22,246	(70,297)	7,239
Accounts payable	(33,733)	(21,747)	(7,382)	(26,795)
Accrued expenses and other	(167,545)	(31,342)	(290,064)	(148,226)
Net cash provided by operating activities of continuing operations	97,485	287,862	380,700	761,362

Investing activities:
Capital expenditures	(23,154)	(20,364)	(52,585)	(34,675)
Purchases of investments	(4,250)	(10,507)	(27,245)	(14,507)
Proceeds from disposition of businesses and assets	1,054	-	1,054	-
Cash paid for acquisitions, net of cash, cash equivalents and restricted cash acquired	(2,005)	(259,154)	(5,885)	(702,697)
Net cash used in investing activities of continuing operations	(28,355)	(290,025)	(84,661)	(751,879)

Financing Activities:
Payments on borrowings	-	(20,000)	(220,000)	(763,545)
Proceeds from borrowings	-	145,000	220,000	729,000
Payments of term loan	(350,000)	-	(450,000)	-
Payments of senior debt	-	(339,605)	-	(339,605)
Proceeds from sale of senior debt	-	-	-	799,856
Payments of debt financing costs	-	(360)	-	(8,242)
Settlement of cash flow hedges	-	(11,940)	(762)	(5,935)
Net payments on other credit facilities	239	(2,027)	(825)	(11,826)
Payments for acquisition-related contingent consideration	(5)	-	(5)	-
Proceeds from issuance of common stock under stock plans	4,444	9,198	5,841	14,185
Purchases of common stock	(456)	(30,145)	(56,048)	(72,924)
Dividends paid	(8,830)	(7,845)	(17,667)	(15,697)
Net cash (used in) provided by financing activities of continuing operations	(354,608)	(257,724)	(519,466)	325,267

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(23,341)	(3,810)	(33,977)	(10,659)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(308,819)	(263,697)	(257,404)	324,091
Cash, cash equivalents, and restricted cash at beginning of period	670,752	990,401	619,337	402,613
Cash, cash equivalents, and restricted cash at end of period	$361,933	$726,704	$361,933	$726,704

Supplemental disclosure of cash flow information:
Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total shown in the consolidated statements of cash flows:
Cash and cash equivalents	$360,860	$572,810	$360,860	$572,810
Restricted cash included in other current assets	1,073	1,750	1,073	1,750
Restricted cash included in other assets	-	152,144	-	152,144
Total cash, cash equivalents and restricted cash	$361,933	$726,704	$361,933	$726,704

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In millions, except per share data and percentages)	PKI
	Three Months Ended
	July 3, 2022		July 4, 2021
Adjusted revenue:
Revenue	$1,229.6		$1,228.5
Purchase accounting adjustments	0.2		1.0
Adjusted revenue	$1,229.8		$1,229.5

Adjusted gross margin:
Gross margin	$666.2	54.2%	$685.2	55.8%
Amortization of intangible assets	39.2	3.2%	22.7	1.8%
Purchase accounting adjustments	17.2	1.4%	3.3	0.3%
Acquisition and divestiture-related costs	1.5	0.1%	-	0.0%
Adjusted gross margin	$724.1	58.9%	$711.2	57.8%

Adjusted SG&A:
SG&A	$330.0	26.8%	$281.8	22.9%
Amortization of intangible assets	(61.7)	-5.0%	(36.9)	-3.0%
Purchase accounting adjustments	(0.7)	-0.1%	(0.2)	0.0%
Acquisition and divestiture-related costs	(19.0)	-1.5%	(10.6)	-0.9%
Significant litigation matters and settlements	1.7	0.1%	-	0.0%
Adjusted SG&A	$250.3	20.3%	$234.0	19.0%

Adjusted R&D:
R&D	$73.4	6.0%	$65.8	5.4%
Purchase accounting adjustments	(0.1)	0.0%	-	0.0%
Acquisition and divestiture-related costs	(1.3)	-0.1%	-	0.0%
Adjusted R&D	$72.0	5.9%	$65.8	5.4%

Adjusted operating income:
Operating income	$250.9	20.4%	$332.5	27.1%
Amortization of intangible assets	100.9	8.2%	59.6	4.8%
Purchase accounting adjustments	18.0	1.5%	3.6	0.3%
Acquisition and divestiture-related costs	21.9	1.8%	10.6	0.9%
Significant litigation matters and settlements	(1.7)	-0.1%	-	0.0%
Restructuring and other, net	11.9	1.0%	5.1	0.4%
Adjusted operating income	$401.9	32.7%	$411.3	33.5%

	PKI
	Three Months Ended
	July 3, 2022		July 4, 2021
Adjusted EPS:
GAAP EPS	$1.42		$2.19
Discontinued operations, net of income taxes	(0.00)		(0.00)
GAAP EPS from continuing operations	1.42		2.19
Amortization of intangible assets	0.80		0.53
Debt extinguishment costs	0.00		-
Purchase accounting adjustments	0.14		0.03
Acquisition and divestiture-related costs	0.17		0.09
Change in fair value of financial securities	(0.02)		(0.08)
Significant litigation matters and settlements	(0.01)		-
Restructuring and other, net	0.09		0.05
Tax on above items	(0.27)		(0.11)
Significant tax items	-		0.13
Adjusted EPS	$2.32		$2.83

	DAS
	Three Months Ended
	July 3, 2022		July 4, 2021
Adjusted revenue:
Revenue	$660.5		$512.8
Purchase accounting adjustments	-		0.8
Adjusted revenue	$660.5		$513.7

Adjusted operating income:
Operating income	$70.1	10.6%	$64.2	12.5%
Amortization of intangible assets	67.5	10.2%	23.1	4.5%
Purchase accounting adjustments	17.3	2.6%	1.5	0.3%
Acquisition and divestiture-related costs	15.0	2.3%	8.6	1.7%
Significant litigation matters and settlements	(1.7)	-0.3%	-	0.0%
Restructuring and other, net	9.4	1.4%	3.6	0.7%
Adjusted operating income	$177.7	26.9%	$100.9	19.6%

	Diagnostics
	Three Months Ended
	July 3, 2022		July 4, 2021
Adjusted revenue:
Revenue	$569.0		$715.6
Purchase accounting adjustments	0.2		0.2
Adjusted revenue	$569.2		$715.8

Adjusted operating income:
Operating income	$201.2	35.4%	$286.3	40.0%
Amortization of intangible assets	33.4	5.9%	36.5	5.1%
Purchase accounting adjustments	0.7	0.1%	2.1	0.3%
Acquisition and divestiture-related costs	6.9	1.2%	2.1	0.3%
Restructuring and other, net	2.5	0.4%	1.4	0.2%
Adjusted operating income	$244.7	43.0%	$328.4	45.9%

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In millions, except per share data and percentages)	PKI
	Six Months Ended
	July 3, 2022		July 4, 2021
Adjusted revenue:
Revenue	$2,489.0		$2,536.2
Purchase accounting adjustments	0.4		2.2
Adjusted revenue	$2,489.4		$2,538.4

Adjusted gross margin:
Gross margin	$1,345.4	54.1%	$1,470.3	58.0%
Amortization of intangible assets	79.3	3.2%	43.0	1.7%
Purchase accounting adjustments	34.4	1.4%	7.6	0.3%
Acquisition and divestiture-related costs	3.2	0.1%	-	0.0%
Adjusted gross margin	$1,462.3	58.7%	$1,520.9	59.9%

Adjusted SG&A:
SG&A	$664.4	26.7%	$533.2	21.0%
Amortization of intangible assets	(124.3)	-5.0%	(70.7)	-2.8%
Purchase accounting adjustments	(1.4)	-0.1%	(0.5)	0.0%
Acquisition and divestiture-related costs	(36.4)	-1.5%	(20.3)	-0.8%
Significant litigation matters and settlements	1.3	0.1%	-	0.0%
Adjusted SG&A	$503.5	20.2%	$441.7	17.4%

Adjusted R&D:
R&D	$150.0	6.0%	$126.0	5.0%
Purchase accounting adjustments	(0.1)	0.0%	-	0.0%
Acquisition and divestiture-related costs	(2.8)	-0.1%	-	0.0%
Adjusted R&D	$147.1	5.9%	$126.0	5.0%

Adjusted operating income:
Operating income	$505.7	20.3%	$800.3	31.6%
Amortization of intangible assets	203.5	8.2%	113.7	4.5%
Purchase accounting adjustments	36.0	1.4%	8.0	0.3%
Acquisition and divestiture-related costs	42.4	1.7%	20.3	0.8%
Significant litigation matters and settlements	(1.3)	-0.1%	-	0.0%
Restructuring and other, net	25.3	1.0%	10.8	0.4%
Adjusted operating income	$811.7	32.6%	$953.1	37.5%

	PKI
	Six Months Ended
	July 3, 2022		July 4, 2021
Adjusted EPS:
GAAP EPS	$2.81		$5.56
Discontinued operations, net of income taxes	(0.00)		(0.00)
GAAP EPS from continuing operations	2.81		5.56
Amortization of intangible assets	1.61		1.01
Debt extinguishment costs	0.00		-
Purchase accounting adjustments	0.28		0.07
Acquisition and divestiture-related costs	0.34		0.13
Change in fair value of financial securities	0.07		(0.25)
Significant litigation matters and settlements	(0.01)		-
Restructuring and other, net	0.20		0.10
Tax on above items	(0.58)		(0.21)
Significant tax items	-		0.13
Adjusted EPS	$4.73		$6.55

	DAS
	Six Months Ended
	July 3, 2022		July 4, 2021
Adjusted revenue:
Revenue	$1,262.9		$967.4
Purchase accounting adjustments	-		1.8
Adjusted revenue	$1,262.9		$969.3

Adjusted operating income:
Operating income	$84.6	6.7%	$107.1	11.1%
Amortization of intangible assets	135.3	10.7%	43.5	4.5%
Purchase accounting adjustments	34.5	2.7%	3.6	0.4%
Acquisition and divestiture-related costs	28.3	2.2%	14.5	1.5%
Significant litigation matters and settlements	(1.3)	-0.1%	-	0.0%
Restructuring and other, net	22.8	1.8%	7.7	0.8%
Adjusted operating income	$304.3	24.1%	$176.5	18.2%

	Diagnostics
	Six Months Ended
	July 3, 2022		July 4, 2021
Adjusted revenue:
Revenue	$1,226.1		$1,568.7
Purchase accounting adjustments	0.4		0.4
Adjusted revenue	$1,226.5		$1,569.1

Adjusted operating income:
Operating income	$459.2	37.5%	$727.7	46.4%
Amortization of intangible assets	68.3	5.6%	70.2	4.5%
Purchase accounting adjustments	1.4	0.1%	4.4	0.3%
Acquisition and divestiture-related costs	14.1	1.2%	5.8	0.4%
Restructuring and other, net	2.5	0.2%	3.1	0.2%
Adjusted operating income	$545.6	44.5%	$811.2	51.7%

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

PKI
Three Months Ended
July 3, 2022
Organic revenue growth:
Reported revenue growth	0%
Less: effect of foreign exchange rates	-4%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	10%
Organic revenue growth	-5%
Less: revenue growth from COVID products	-13%
Organic revenue growth excluding COVID	8%

DAS
Three Months Ended
July 3, 2022
Organic revenue growth:
Reported revenue growth	29%
Less: effect of foreign exchange rates	-5%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	20%
Organic revenue growth	13%

Diagnostics
Three Months Ended
July 3, 2022
Organic revenue growth:
Reported revenue growth	-20%
Less: effect of foreign exchange rates	-4%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	2%
Organic revenue growth	-19%

(1) amounts may not sum due to rounding

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash, non-recurring or other items, which result from facts and circumstances that vary in frequency and impact on continuing operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management's ability to make useful forecasts. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

We use the term “adjusted revenue” to refer to GAAP revenue, including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We use the related term “adjusted revenue growth” to refer to the measure of comparing current period adjusted revenue with the corresponding period of the prior year.

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency changes and revenue from recent acquisitions and divestitures and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We use the related term “non-COVID organic revenue growth” to refer to the measure of comparing current period organic revenue excluding revenue from COVID related products and services with the corresponding period of the prior year excluding revenue from COVID related products and services.

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets and inventory fair value adjustments related to business acquisitions, asset impairments, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of adjusted revenue.

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, asset impairments, and significant environmental charges. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of adjusted revenue.

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets and purchase accounting adjustments. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of adjusted revenue.

We use the term “adjusted net interest and other expense” to refer to GAAP net interest and other expense, excluding adjustments for mark-to-market accounting on post-retirement benefits, changes in the value of financial securities and debt extinguishment costs.

We use the term “adjusted operating income,” to refer to GAAP operating income, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding amortization of intangible assets, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, asset impairments, and restructuring and other charges. We use the related terms “adjusted operating profit percentage,” “adjusted operating profit margin,” or “adjusted operating margin” to refer to adjusted operating income as a percentage of adjusted revenue.

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding discontinued operations, amortization of intangible assets, debt extinguishment costs, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, changes in the value of financial securities, disposition of businesses and assets, net, asset impairments and restructuring and other charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.

Management includes or excludes the effect of each of the items identified below in the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

  Amortization of intangible assets— purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
  Debt extinguishment costs—we incur costs and income related to the extinguishment of debt; including make-whole payments to debt holders, accelerated amortization of debt fees and discounts, and expense or income from hedges to lock in make-whole payments. We exclude the impact of these items from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
  Revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules— accounting rules require us to account for the fair value of revenue from contracts assumed in connection with our acquisitions. As a result, our GAAP results reflect the fair value of those revenues, which is not the same as the revenue that otherwise would have been recorded by the acquired entity. We include such revenue in our non-GAAP measures because we believe the fair value of such revenue does not accurately reflect the performance of our ongoing operations for the period in which such revenue is recorded.
  Other purchase accounting adjustments—accounting rules require us to adjust various balance sheet accounts, including inventory, fixed assets and deferred rent balances to fair value at the time of the acquisition. As a result, the expenses for these items in our GAAP results are not the same as what would have been recorded by the acquired entity. Accounting rules also require us to estimate the fair value of contingent consideration at the time of the acquisition, and any subsequent changes to the estimate or payment of the contingent consideration and purchase accounting adjustments are charged to expense or income. We exclude the impact of any changes to contingent consideration from our non-GAAP measures because we believe these expenses or benefits do not accurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.
  Acquisition and divestiture-related expenses—we incur legal, due diligence, stay bonuses, incentive awards, stock-based compensation, interest expense, foreign exchange gains and losses, integration expenses and other costs related to acquisitions and divestitures. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
  Asset impairments—we incur expense related to asset impairments. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
  Acceleration of executive compensation—the announced retirement of a senior executive resulted in an acceleration of compensation expense. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
  Restructuring and other charges—restructuring and other charges consist of employee severance, other exit costs as well as the cost of terminating certain lease agreements or contracts as well as costs associated with relocating facilities. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.
  Adjustments for mark-to-market accounting on post-retirement benefits—we exclude adjustments for mark-to-market accounting on post-retirement benefits, and therefore only our projected costs are used to calculate our non-GAAP measures. We exclude these adjustments because they do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure.
  Significant litigation matters and settlements—we incur expenses related to significant litigation matters, including the costs to settle or resolve various claims and legal proceedings. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
  Significant environmental charges—we incur expenses related to significant environmental charges. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
  Disposition of businesses and assets, net—we exclude the impact of gains or losses from the disposition of businesses and assets from our adjusted earnings per share. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.
  Impact of foreign currency changes on the current period— we exclude the impact of foreign currency from these measures by using the prior period’s foreign currency exchange rates for the current period because foreign currency exchange rates are subject to volatility and can obscure underlying trends.
  Impact of significant tax events—we exclude the impact of significant tax events, such as the Tax Cuts and Jobs Act of 2017. Management does not believe the impact of significant tax events accurately reflects the performance of our ongoing operations for the periods in which the impact of such events was recorded.
  Changes in value of financial securities—we exclude the impact of changes in the value of financial securities. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, debt extinguishment costs, other costs related to business acquisitions and divestitures, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, changes in the fair value of financial securities, adjustments for mark-to-market accounting on post-retirement benefits, disposition of businesses and assets, net, restructuring and other charges, and the revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision. The tax effect for the impact from foreign currency exchange rates on the current period is calculated based on the average rate currently in effect to determine our tax provision.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above is also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

Contacts

Investor Relations:
Steve Willoughby (781) 663-5677
steve.willoughby@perkinelmer.com

Media:
Fara Goldberg (781) 663-5699
fara.goldberg@perkinelmer.com